As filed with the Securities and Exchange Commission on June 23, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Western Refining, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3472415
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

123 West Mills Avenue, Suite 200 El Paso, Texas 79901
(Address, including zip code of Registrant’s principal executive offices)

Amended and Restated Northern Tier Energy LP 2012 Long Term Incentive Plan
(Full title of the plan)

Lowry Barfield

Senior Vice President – Legal, General Counsel and Secretary

Western Refining, Inc.

123 West Mills Avenue, Suite 200

El Paso, Texas

(915) 534-1400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Alan Beck

VINSON & ELKINS LLP

1001 Fannin Street, Suite 2500

Houston, TX 77022

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $0.01 per share	1,087,226 (2)	$18.81	$20,450,721.06	$2,059.39

(1)	Represents common stock (the “Common Stock”), of Western Refining, Inc. (the “Registrant”) reserved for issuance under the Amended and Restated Northern Tier Energy LP 2012 Long Term Incentive Plan (the “NTI Plan”), as adopted, assumed and amended by the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Common Stock issuable with respect to the units being registered hereunder by reason of any dividend, split, recapitalization or other similar transaction. No additional registration fee is included for these shares.
(2)	Represents the number of shares of Common Stock issuable pursuant to the Plan, which was adopted, assumed and amended by the Registrant in connection with the merger agreement by and among the Registrant, Western Acquisition Co, LLC (“MergerCo”), an indirect wholly-owned subsidiary of the Registrant, Northern Tier Energy LP (“NTI”), and Northern Tier Energy GP LLC (“NTI GP”), an indirect wholly-owned subsidiary of the Registrant and the general partner of NTI whereby MergerCo merged with and into NTI, with NTI surviving the Merger as an indirect wholly-owned subsidiary of the Registrant (the “Merger”). The Merger closed on June 23, 2016. On August 12, 2012, 9,195,500 common units of NTI were registered by the NTI on Form S-8 (File No. 333-183644) (the “NTI S-8”) with respect to a prior version of the Plan (prior to its assumption, adoption and amendment by the Registrant, the “Prior Plan”). The Registrant is only converting 1,545,233 common units that remained available for delivery under the Prior Plan which will convert into 1,087,226 of shares of Common Stock carried forward from the Prior Plan (after giving effect to the exchange ratio of .7036 set forth in the merger agreement relating to the Merger) and are registered hereby.
(3)	The proposed maximum aggregate offering price of the Common Stock was calculated in accordance with Rule 457(c) and (h) under the Securities Act using $18.81 per share, the average of the high and low sales prices per share reported on the New York Stock Exchange on June 16, 2016.

EXPLANATORY NOTE

In connection with the Merger, the Registrant has, effective as of June 23, 2016, assumed, adopted and amended the NTI Plan, and has assumed all NTI and NTI GP obligations associated with the NTI Plan existing prior to its assumption and adoption by the Registrant. At the time of the Merger and immediately prior to the assumption and adoption of the Prior Plan by the Registrant, outstanding awards under the Prior Plan were converted at the effective time of the Merger into awards that are eligible to be settled in Common Stock and continue to be outstanding and governed by the NTI Plan. The Registrant is filing this Registration Statement on Form S-8 to register 1,087,226 shares of Common Stock issuable under the NTI Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in the NTI Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ending December 31, 2015, filed with the Commission on February 29, 2016;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2016, filed with the Commission on May 5, 2016;

(c)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 4, 2016 (other than with respect to Item 7.01); January 6, 2016; February 25, 2016 (other than with respect to Item 2.02); March 2, 2016 (other than with respect to Item 7.01); March 14, 2016 (other than with respect to Item 7.01); March 21, 2016 (other than with respect to Item 7.01); March 30, 2016; April 8, 2016; May 3, 2016 (other than with respect to Item 2.02); May 10, 2016 (other than with respect to Item 7.01); May 19, 2016 (other than with respect to Item 7.01); May 23, 2016; June 2, 2016; June 3, 2016; June 6, 2016 (other than with respect to Item 7.01); and both Current Reports on Form 8-K filed on June 20, 2016.

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on January 11, 2006; and

(e)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the registration document referred to in (a) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’

fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, or are threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of its directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides that, subject to limited exceptions, and among other things, the Registrant will indemnify such director or executive officer to the fullest extent permitted by law for claims arising from his or her capacity as a director or executive officer. The Registrant will purchase a policy of directors’ and officers’ liability insurance that insures its officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.

The NTI Plan provides that the committee that administers the NTI Plan and each member thereof are entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Registrant or any of its subsidiaries, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the NTI Plan. Members of the committee and any officer or employee of the Registrant or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the NTI Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Paso, State of Texas on June 23, 2016.

WESTERN REFINING, INC.

By:	/s/ Lowry Barfield
Name:	Lowry Barfield
Title:	Senior Vice President – Legal, General Counsel and Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jeff A. Stevens, David L. Lamp, Paul L. Foster, Scott D. Weaver, Gary R. Dalke, and Lowry Barfield and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on June 23, 2016.

Signature	Title

/s/ Jeff A. Stevens	Chief Executive Officer and Director (Principal Executive Officer)
Jeff A. Stevens

/s/ Gary R. Dalke	Chief Financial Officer (Principal Financial Officer)
Gary R. Dalke

/s/ William R. Jewell	Chief Accounting Officer
William R. Jewell	(Principal Accounting Officer)

/s/ Paul L. Foster	Executive Chairman of the Board of Directors
Paul L. Foster

/s/ Sigmund L. Cornelius	Director
Sigmund L. Cornelius

/s/ L. Frederick Francis	Director
L. Frederick Francis

/s/ Robert J. Hassler	Director
Robert J. Hassler

/s/ Brian J. Hogan	Director
Brian J. Hogan

/s/ Scott D. Weaver	Director
Scott D. Weaver

EXHIBIT INDEX

Exhibit Number	Description
4.1	Certificate of Incorporation, as amended and currently in effect (incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 7, 2014).

4.2	Bylaws, as amended and currently in effect (incorporated by reference to Exhibit 3.2 of the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on August 7, 2014).

4.3*	Amended and Restated Northern Tier Energy LP 2012 Long Term Incentive Plan.

4.4*	Form of 2016 Phantom Stock Award Agreement.

4.5*	Form of 2016 Performance Cash Award Agreement.

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Vinson & Elkins LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included as part of the signature pages to the Registration Statement).

*	Filed herewith.